Exhibit 99.1

Contacts:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

(650) 837-7565

fkarbe@exelixis.com

Charles Butler

Vice President

Corporate Communications

& Investor Relations

Exelixis, Inc.

(650) 837-7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2010

FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. – February 22, 2011 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the fourth quarter and year ended December 31, 2010.

Revenues for the fourth quarter ended December 31, 2010 were $40.8 million, compared to $44.1 million for the comparable period in 2009. The decrease in revenues was primarily due to a deceleration in license revenues relating to our collaboration with Boehringer Ingelheim, reduced reimbursement revenues in association with our collaboration with sanofi-aventis for XL147 and XL765, and the conclusion of the research funding from Bristol Myers-Squibb Company (BMS) for the LXR program. These decreases in revenues were partially offset by the recognition of a $5.0 million milestone under our collaboration with Daiichi Sankyo and revenues under our new collaboration agreements with BMS relating to TGR5 and ROR Gamma.

Revenues for the year ended December 31, 2010 were $185.0 million, compared to $151.8 million in 2009. The increase in revenues for the full year was primarily due to increased revenues relating to our collaboration with sanofi-aventis for XL147 and XL765, our collaboration with BMS for cabozantinib and XL281 and our collaboration with Daiichi Sankyo. These increases were partially offset by a decrease in revenues related to the conclusion of research funding from BMS for the LXR program, lower revenue recognition under our 2006 oncology collaboration with BMS, a deceleration in license revenues relating to a term extension of our collaboration with Boehringer Ingelheim, and the conclusion of various collaboration agreements with Genentech, BMS and GlaxoSmithKline.

Research and development expenses for the fourth quarter ended December 31, 2010 were $42.3 million compared to $64.1 million for the comparable period in 2009. Research and development expenses for the year ended December 31, 2010 were $210.7 million compared to $234.7 million for the comparable period in 2009. The decrease in expenses in the quarter and for the full year primarily reflects decreased personnel costs due to our 2010 restructurings, lower expenses for lab supplies, the impact from other cost containment measures initiated in 2010, including lower allocations of overhead expenses and the wind down of development expenses for discontinued programs, which were partially offset by increased development activities related primarily to cabozantinib.

General and administrative expenses for the fourth quarter ended December 31, 2010 were $5.7 million compared to $8.5 million for the comparable period in 2009. General and administrative expenses for the year ended December 31, 2010 were $33.0 million compared to $34.4 million for 2009. The decrease in expenses for the quarter and for the year primarily reflects decreased personnel and facility costs related to our 2010 restructurings, offset by a change in the allocation of overhead expenses as a result of the March 2010 restructurings and increased patent costs.

Collaboration cost-sharing expenses for the fourth quarter and year ended December 31, 2010 were zero compared to $1.8 million and $4.6 million, respectively, of collaboration reimbursement revenues for the comparable periods in 2009. These amounts reflect the net impact of reimbursements due to us under our 2008 cancer collaboration with BMS for XL281, offset by expenses incurred by BMS on cabozantinib. In 2010, we were in a net receivable position and therefore recognized this receivable as collaboration reimbursement revenues.

Restructuring expenses for the fourth quarter ended December 31, 2010 were $6.9 million and for the year ended December 31, 2010 were $32.7 million compared to zero for the comparable periods in 2009. Of the $6.9 million recorded in the quarter, approximately $5.8 million related to termination benefits and the remainder primarily related to various asset impairment and other non-cash charges. Of the $32.7 million recorded during the full year, approximately $17.7 million related to termination benefits to employees, $12.0 million consisted of facility-related charges in connection with the exit and sublease of one of our buildings in South San Francisco, and the balance consisted of various other asset impairment and other non-cash charges. We expect to incur additional restructuring charges, as described in our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 22, 2011.

Other income (expense) for the fourth quarter ended December 31, 2010 was ($3.8) million compared to ($5.8) million for the comparable period in 2009. Other income (expense) for the year ended December 31, 2010 was ($1.0) million compared to ($18.9) million for the comparable period in 2009. The decrease in expenses for the quarter primarily reflects the decrease in interest expense relating to the termination in 2009 of our credit facility with entities affiliated with Deerfield Management Company, L.P. (Deerfield) offset by partial year interest related to a financing arrangement with Deerfield entered into in 2010. The decrease in expense for the full year also includes the impact of a one-time charge of $9.8 million as a result of the deconsolidation of Symphony Evolution, Inc. in June 2009.

Tax benefit for the fourth quarter ended December 31, 2010 was zero compared to $7.3 million for the comparable period in 2009. Tax benefit for the year ended December 31, 2010 was $0.1 million compared to $1.3 million in 2009. The tax benefit for the fourth quarter in 2009 was primarily due to an amendment of the tax treaty between the United States and France in December 2009, which resulted in the reversal of $7.0 million recorded in the third quarter of

2009, relating to withholding tax to the French authorities associated with our license and collaboration agreement with sanofi-aventis. The income tax benefit for the full year reflects a $0.1 million true-up relating to the $1.3 million refundable income tax credit generated in 2009 by the Housing and Economic Recovery Act of 2008 and the American Recovery and Reinvestment Act of 2009.

Net loss attributable to Exelixis, Inc. for the fourth quarter ended December 31, 2010 was $17.9 million, or $0.16 per share, compared to $28.8 million, or $0.27 per share, for the comparable period in 2009. For the year ended December 31, 2010, net loss was $92.3 million or $0.85 per share, compared to $135.2 million, or $1.26 per share in 2009. The decrease in net loss attributable to Exelixis, Inc. from 2009 to 2010 for both the quarter and the full year was primarily due to decreases in operating expenses relating to our 2010 restructuring plans and other cost containment measures described above.

Cash and cash equivalents, marketable securities, restricted cash and investments and long-term investments totaled $256.4 million at December 31, 2010, compared to $221.0 million at December 31, 2009.

2010 Q4 Business Highlights and Recent Developments:

•

Reported updated interim data at the American Society of Clinical Oncology 2011 Genitourinary Cancers Symposium in February 2011 where cabozantinib demonstrated complete or partial resolution of metastatic lesions on bone scan in 85% of patients (53/62), and stable disease on bone scan in 13% of patients (8/62) with metastatic castration-resistant prostate cancer (mCRPC) who were evaluable by bone scan, and a substantial reduction in bone pain and decreased use of narcotics in many patients

•

Reported promising interim data at the November 2010 EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics showing clear signals of cabozantinib activity in six different tumor types prostate, ovarian, hepatocellular, breast, non-small cell lung cancer, and melanoma

•

Received orphan drug designation from the U.S. Food & Drug Administration for cabozantinib in the treatment of follicular, medullary and anaplastic thyroid cancer and metastatic or locally advanced papillary thyroid cancer

•	Achieved enrollment of the planned 315 patients in the ongoing pivotal phase 3 study in medullary thyroid cancer

•	The United States Adopted Name Council and the World Health Organization’s INN programme adopted cabozantinib as the generic name for XL184

•	Reduced head count by 143 employees in December 2010 to focus resources on aggressive development of cabozantinib

“In the fourth quarter of 2010 we further focused our resources on aggressively advancing the cabozantinib development program,” said Michael M. Morrissey, Ph.D., president and chief executive officer of Exelixis. “The updated interim data presented last week at the Genitourinary Cancers Symposium clearly demonstrate that cabozantinib has potential utility in treating soft tissue and bone lesions on bone scan in patients with mCRPC, as well as in reducing bone pain and narcotic usage. The results provide support for a pivotal trial with cabozantinib potentially employing a composite endpoint of improved bone pain and bone scan resolution in the second-half 2011. Additionally, we remain on track to complete the ongoing phase 3 registration trial in medullary thyroid cancer and expect to file a new drug application in this indication in the second half of the year.”

Financial Outlook

For the full year 2011, we expect revenues in the range of $145 million to $160 million and operating expenses in the range of $190 to $220 million, including additional restructuring charges in the range of $25 million to $30 million and stock-based compensation and other non-cash charges of approximately $17 million. The restructuring charge may change later in the year as the facility-related charges are determined. Our cash and cash equivalents, marketable securities, restricted cash and investments and long-term investment balance at the end of 2011 is expected to be greater than $200 million.

Conference Call and Webcast

Exelixis’ management will discuss the company’s fourth quarter and full year 2010 financial results, 2011 financial guidance, corporate strategy, recent clinical data and development plans and priorities for cabozantinib, and provide a general business update during a conference call beginning at 5:00 p.m. EST/ 2:00 p.m. PST today, Tuesday, February 22, 2011. A webcast of the conference call may be accessed in the Event Calendar page under Investors at www.exelixis.com.

An archived replay of the webcast will be available on the Event Calendar page under Investors at www.exelixis.com and via phone until 11:59 p.m. EST/8:59 p.m. PST on March 22, 2011. Access numbers for the phone replay are: 888-286-8010 (domestic) and 617-801-6888 (international); the passcode is 13557378.

Basis of Presentation

Exelixis has adopted a 52- or 53-week fiscal year that ends on the Friday closest to December 31st. For convenience, references in this press release as of and for the fiscal year ended December 31, 2010 are indicated on a calendar year basis, ended December 31, 2010 and as of and for the fiscal quarters ended January 1, 2010 and December 31, 2010 are indicated as ended December 31, 2009 and 2010, respectively.

About Exelixis

Exelixis, Inc. is a biotechnology company committed to developing small molecule therapeutics for the treatment of cancer. Exelixis is focusing its resources and development efforts exclusively on cabozantinib, its most advanced solely-owned product candidate, in order to maximize the therapeutic and commercial potential of this compound. Exelixis believes cabozantinib has the potential to be a high-quality, differentiated pharmaceutical product that can make a meaningful difference in the lives of patients. Exelixis has also established a portfolio of other novel compounds that it believes have the potential to address serious unmet medical needs. For more information, please visit the company’s web site at www.exelixis.com.

Forward-Looking Statement

This press release contains forward-looking statements, including, without limitation, statements related to the continued development and clinical, therapeutic and commercial potential of cabozantinib, Exelixis’ belief that cabozantinib has potential utility in treating soft tissue and bone lesions in patients with mCRPC, as well as reducing bone pain and narcotic usage, Exelixis’ hope to initiate a pivotal trial with cabozantinib in mCRPC by the end of 2011, Exelixis’ plan to complete the ongoing phase 3 registration trial with cabozantinib in medullary thyroid cancer and expectation to file a new drug application in the indication in the second half of 2011, Exelixis’ expected revenues, operating expenses and restructuring charges for its 2011 and Exelixis’ forecast for 2011 year-end cash and cash equivalents, marketable securities, restricted cash and investments and long-term investment balance. Words such as “potential,” “hope, “on track,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current plans, assumptions, beliefs, and expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: the potential failure of cabozantinib to demonstrate safety and efficacy in clinical testing; the ability to conduct clinical trials for cabozantinib sufficient to achieve a positive completion; the uncertain timing and level of expenses associated with the development of cabozantinib; the sufficiency of Exelixis’ capital and other resources; Exelixis’ ability to implement its restructuring plan to the extent currently anticipated; unanticipated charges not currently contemplated that may occur as a result of the restructuring plan; timely receipt of potential milestones, royalties and profits under Exelixis’ collaborative agreements; the uncertainty of the FDA approval process; market competition and changes in economic and business conditions. These and other risk factors are discussed under “Risk Factors” and elsewhere in Exelixis’ quarterly report on Form 10-Q for the quarter ended October 1, 2010, and other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any duty, obligation, or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Exelixis’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

-see attached financial tables-

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
Contract	$17,358	$16,526	$61,271	$54,141
License	22,715	27,553	96,363	97,618
Collaboration Reimbursement	704	—	27,411	—

Total revenues	40,777	44,079	185,045	151,759

Operating expenses:
Research and development	42,304	64,135	210,678	234,702
General and administrative	5,662	8,472	33,020	34,382
Collaboration cost sharing	—	1,775	—	4,582
Restructuring charge	6,920	—	32,744	—

Total operating expenses	54,886	74,382	276,442	273,666

Loss from operations	(14,109)	(30,303)	(91,397)	(121,907)

Other income (expense):
Interest income and other, net	(195)	234	138	1,510
Interest expense	(3,961)	(6,316)	(9,340)	(12,672)
Gain on the sale of businesses	400	252	8,197	2,052
Loss on deconsolidation of Symphony Evolution, Inc.	—	—	—	(9,826)

Total other income (expense)	(3,756)	(5,830)	(1,005)	(18,936)

Consolidated Loss Before Taxes	(17,865)	(36,133)	(92,402)	(140,843)

Tax Benefit	—	7,300	72	1,286

Consolidated Net Loss	(17,865)	(28,833)	(92,330)	(139,557)

Loss attributed to noncontrolling interest in Symphony Evolution, Inc.	—	—	—	4,337

Net loss attributable to Exelixis, Inc.	$(17,865)	$(28,833)	$(92,330)	$(135,220)

Net loss per share, basic and diluted	$(0.16)	$(0.27)	$(0.85)	$(1.26)

Shares used in computing basic and diluted net loss per share	108,962	107,732	108,522	107,073

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31,	December 31,
	2010	2009 (1)
	(unaudited)
Cash and cash equivalents and marketable securities and long term investments (2)	$256,377	$220,993
Working capital	$(16,455)	$22,882
Total assets	$360,790	$343,410
Total stockholders’ deficit	$(228,325)	$(163,725)

(1)	Derived from the audited consolidated financial statements.
(2)	These amounts include restricted cash and investments of $6.4 million as of December 31, 2010 and 2009, respectively.

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